--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                      among

                             CHINADOTCOM CORPORATION

                           CDC SOFTWARE HOLDINGS, INC.

                                       and

                               ROSS SYSTEMS, INC.

                          Dated as of SEPTEMBER 4, 2003


                                TABLE OF CONTENTS
                                                                                          PAGE

ARTICLE I            DEFINITIONS............................................................1
Section 1.01.        Definitions............................................................1
Section 1.02.        Other Definitions......................................................6
Section 1.03.        Construction...........................................................8

ARTICLE II           THE MERGER.............................................................8

Section 2.01.        The Merger.............................................................8
Section 2.02.        Effective Time; Closing................................................8
Section 2.03.        Effect of the Merger...................................................8
Section 2.04.        Conversion of Securities................................................
Section 2.05.        Exchange of Certificates...............................................9
Section 2.06.        Stock Transfer Books..................................................12

ARTICLE III          THE SURVIVING CORPORATION.............................................12

Section 3.01.        Certificate of Incorporation; By-laws.................................12
Section 3.02.        Directors and Officers................................................12
Section 3.03.        Employee Stock Options; Employee Stock Purchase Plan..................12
Section 3.04.        Dissenting Shares.....................................................13
Section 3.05.        Further Assurances....................................................13

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................14

Section 4.01.        Organization and Qualification; Subsidiaries..........................14
Section 4.02.        Certificate of Incorporation and By-laws..............................14
Section 4.03.        Capitalization........................................................15
Section 4.04.        Authority Relative to This Agreement..................................16
Section 4.05.        Section 203...........................................................16
Section 4.06.        No Conflict; Required Filings and Consents............................16
Section 4.07.        Permits; Compliance...................................................17
Section 4.08.        SEC Filings; Financial Statements.....................................17
Section 4.09.        Absence of Certain Changes or Events..................................19
Section 4.10.        Absence of Litigation.................................................19
Section 4.11.        Employee Benefit Plans................................................19
Section 4.12.        Labor and Employment Matters..........................................21
Section 4.13.        Form F-4; Proxy Statement.............................................23
Section 4.14.        Property and Leases...................................................23
Section 4.15.        Intellectual Property.................................................24
Section 4.16.        Taxes.................................................................31
Section 4.17.        Environmental Matters.................................................31
Section 4.18.        Material Contracts....................................................32
Section 4.19.        Insurance.............................................................34
Section 4.20.        Brokers and Fees......................................................34
Section 4.21.        Customers.............................................................34

Section 4.22.        Sale of Products; Performance of Services.............................35
Section 4.23.        Compliance with Law...................................................35
Section 4.24.        Certain Business Practices............................................35
Section 4.25.        Transactions with Affiliates..........................................35
Section 4.26.        Vote Required.........................................................35
Section 4.27.        Fairness Opinion......................................................35
Section 4.28.        Company Rights Agreement..............................................35
Section 4.29.        Silicon Valley Bank...................................................35
Section 4.30.        Accounts Receivable...................................................35

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............36

Section 5.01.        Corporate Organization................................................36
Section 5.02.        Authority Relative to This Agreement..................................36
Section 5.03.        No Conflict; Required Filings and Consents............................36
Section 5.04.        Financing.............................................................37
Section 5.05.        Form F-4; Proxy Statement.............................................37
Section 5.06.        Brokers...............................................................37
Section 5.07.        Capitalization........................................................37
Section 5.08.        SEC Filings; Financial Statements.....................................38
Section 5.09.        Compliance with Law...................................................39
Section 5.10.        Absence of Litigation.................................................39
Section 5.11.        No Vote Required......................................................39
Section 5.12.        Operations of Merger Sub..............................................39

ARTICLE VI           CONDUCT OF BUSINESS PENDING THE MERGER................................39

Section 6.01.        Conduct of Business by the Company Pending the Merger.................39
Section 6.02.        Conduct of Business by Parent and Merger Sub Pending the Merger.......43
Section 6.03.        Tax Matters...........................................................43

ARTICLE VII          ADDITIONAL AGREEMENTS.................................................44

Section 7.01.        Stockholders' Meeting.................................................44
Section 7.03.        Registration Statement................................................44
Section 7.04.        Access to Information; Confidentiality................................45
Section 7.05.        No Solicitation of Transactions.......................................45
Section 7.06.        Employee Benefits Matters.............................................46
Section 7.07.        Directors' and Officers' Indemnification and Insurance................47
Section 7.08.        Notification of Certain Matters.......................................47
Section 7.09.        Further Action; Reasonable Best Efforts...............................47
Section 7.10.        Regulatory Authorization..............................................48
Section 7.11.        Public Announcements..................................................48
Section 7.12.        Resignation of Officers and Directors.................................49
Section 7.13.        General Cooperation.....................................................
Section 7.14.        Conveyance Taxes......................................................49
Section 7.15.        Affiliates............................................................49
Section 7.16.        Plan of Reorganization................................................49
Section 7.17.        Nasdaq Quotation......................................................50


ARTICLE VIII         CONDITIONS TO THE MERGER..............................................50

Section 8.01.        Conditions to the Obligations of Each Party...........................50
Section 8.02.        Conditions to the Obligations of Parent and Merger Sub................51
Section 8.03.        Conditions to the Obligations of the Company..........................51

ARTICLE IX           TERMINATION, AMENDMENT AND WAIVER.....................................52

Section 9.01.        Termination...........................................................52
Section 9.02.        Effect of Termination.................................................53
Section 9.03.        Fees and Expenses.....................................................53
Section 9.04.        Amendment.............................................................54
Section 9.05.        Waiver................................................................54

ARTICLE X            GENERAL PROVISIONS....................................................54

Section 10.01.       Notices...............................................................54
Section 10.02.       Severability..........................................................55
Section 10.03.       Entire Agreement; Assignment..........................................55
Section 10.04.       Parties in Interest...................................................56
Section 10.05.       Specific Performance..................................................56
Section 10.06.       Governing Law.........................................................56
Section 10.07.       Waiver of Jury Trial..................................................56
Section 10.08.       Headings..............................................................56
Section 10.09.       Counterparts..........................................................56


     THIS AGREEMENT AND PLAN OF MERGER is dated as of September 4, 2003 (the "Agreement") by and among CHINADOTCOM CORPORATION, a company organized under the laws of the Cayman Islands ("Parent"), CDC SOFTWARE HOLDINGS, INC., a Delaware
                            -------
corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ROSS
                                                     -----------
SYSTEMS, INC., a Delaware corporation (the "Company").
                                            --------

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein, pursuant to which and upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the "Merger");
                 -------

     WHEREAS, the Board of Directors of the Company (the "Board") has approved
                                                          -----
the Merger and declared its advisability, and resolved to recommend that holders of shares of common stock, par value $0.001 per share of the Company (the "Shares"), vote their Shares in favor of the Merger; and
-------

     WHEREAS, Parent, Merger Sub and certain stockholders of the Company set forth in Schedule I hereto (the "Principal Stockholders") have entered into
         ----------              ----------------------
stockholder agreements dated as of the date hereof (the "Stockholder
                                                         -----------
Agreements"), providing that, among other things, such Principal Stockholders
----------
shall vote their Shares or Preferred Shares (as defined below), as applicable, in favor of the Merger on the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

Section 1.01. Definitions.

     (a)  For purposes of this Agreement:

     "Acquisition Proposal" means (i) any proposal or offer from any Person
      --------------------
other than Parent or Merger Sub relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) over 15% of any class of equity securities of the Company or of any material consolidated Subsidiary;
(ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any consolidated Subsidiary; or (iii) any proposal or offer from any Person other than Parent or Merger Sub regarding any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any consolidated Subsidiary, other than the Transactions.

     "Affiliate" of a specified Person means a Person who, directly or
      ---------
indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Beneficial Owner" means a Person with respect to any Shares (i) which such
      ----------------
Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its affiliates or associates or Person with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

     "Business Day" means any day, other than a Saturday, Sunday or other day on
      ------------
which commercial banks are required or authorized to close in the City of New York.

     "Certificate of Designations" means the Certificate of Designations of
      ---------------------------
Rights, Preferences and Privileges with respect to the Preferred Shares dated June 29, 2001.

     "Company Disclosure Schedule" means the corresponding disclosure schedule
      ---------------------------
dated the date hereof and delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement.

     "Company Indebtedness" means all obligations and liabilities created,
      --------------------
issued or incurred by the Company or any Subsidiary for borrowed money or long term debt, including bank loans, mortgages, notes payable, purchase money installment debt, capital lease obligations, guarantees of indebtedness of others, loans from stockholders or other Affiliates of the Company or any Subsidiary, and all principal, interest, fees prepayment penalties or amounts due or owing with respect thereto.

     "Company Material Adverse Effect" means any change, event, circumstance,
      -------------------------------
development or effect on the Company and its Subsidiaries that is or is reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that "Company Material Adverse Effect" shall not include any effect arising out of or attributable to:
(a) any change, event, circumstance, development or effect resulting from a change in general economic or financial market conditions; (b) any change, event, circumstance, development or effect resulting from or relating to any acts of terrorism or war; (c) any change, event, circumstance, development or effect resulting from a change in industry conditions, except, in the case of
(a), (b), or (c), to the extent such change, event, circumstance, development or effect disproportionately affects the Company as compared to the technology industry as a whole; (d) any change, event, circumstance, development or effect resulting from the announcement of the execution of this Agreement or the pendency or consummation of the Transactions; or (e) any change, event, circumstance, development or effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; provided, however, that for purposes of clauses (d) and (e), the Company shall have used its reasonable best efforts to ameliorate or prevent any such adverse change, event, circumstance, development or effect.

     "Company Owned Intellectual Property" means all Intellectual Property in
      -----------------------------------
which the Company or any Subsidiary has (or purports to have) an ownership interest.

     "Confidentiality Agreement" means that certain confidentiality agreement,
      -------------------------
dated November 21, 2002, between the Company and a subsidiary of Parent.

     "Contract" means any written, oral or other agreement, contract,
      --------
subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     "control" (including the terms "controlled by" and "under common control
      -------
with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

     "Delaware Law" means the General Corporation Law of the State of Delaware.
      ------------

     "Disclosure Schedules" means the Company Disclosure Schedule and the Parent
      --------------------
Disclosure Schedule.

     "Environmental Laws" means any Laws of any Governmental Authority relating
      ------------------
to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health or natural resources.

     "Exchange Act " means the Securities Exchange Act of 1934, as amended.
      ------------

     "Executive Options" means the Options held by the persons set forth on
      -----------------
Schedule II attached  hereto.

     "Governmental Authority" means any United States federal, state, county or
      ----------------------
local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

     "Hazardous Substances" means (i) those substances defined in or regulated
      --------------------
under the following United States federal Laws and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos or asbestos containing materials, radon, lead and lead-based paint; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

     "Intellectual Property" means and includes all past, present, and future
      ---------------------
rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) rights associated with works of authorship, including exploitation rights, copyrights, moral rights, mask works and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets, technical information and know-how, customer lists, confidential marketing and customer information, (v) Software, (vi) domain names, URLs, world wide web pages, internet and intranet sites (including all content thereof), together with member or user lists and information associated therewith, (vii) other intellectual property rights of every kind and nature and (viii) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (i) through (vii) above.

     "knowledge" means (i) with respect to the Company, the actual knowledge of
     ----------
the following persons: Frank M. Dickerson, J. William Goodhew, III, Verome Johnston, Eric W. Musser, Rick Marquardt, Bruce J. Ryan, Richard Thomas, J. Patrick Tinley and Robert B. Webster and; and (ii) with respect to Parent, the actual knowledge of the following persons: Peter Yip, Daniel Widdicombe and Steven Chan.

     "Law" means any United States or non-United States statute, law, ordinance,
      ---
regulation, rule, code, common law standard or obligation, executive order, governmental directive, injunction, judgment, decree or other order.

     "Nasdaq" means The Nasdaq National Market.
      ------

     "Options" means the options, issued by the Company, to purchase Shares
      -------
under the Option Plans.

     "Option Plans" means, collectively, the Company 1998 Stock Option Plan, as
      ------------
amended, and the Company 1988 Stock Option Plan, as amended.

     "Parent Common Stock" means the Class A Common Shares, par value $0.00025
      -------------------
per share, of Parent.

     "Parent Disclosure Schedule" means the corresponding disclosure schedule
      --------------------------
dated the date hereof and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement.

     "Parent Material Adverse Effect" means any change, event, circumstance,
      ------------------------------
development or effect on Parent and its controlled subsidiaries that is or is reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of Parent and its controlled subsidiaries, taken as a whole; provided, however, that "Parent Material Adverse Effect" shall not include any effect arising out of or attributable to: (a) any change, event, circumstance, development or effect resulting from a change in general economic or financial market conditions; (b) any change, event, circumstance, development or effect resulting from or relating to any acts of terrorism or war; (c) any change, event, circumstance, development or effect resulting from a change in industry conditions, except, in the case of (a), (b), or (c), to the extent such change, event, circumstance, development or effect disproportionately affects Parent as compared to the technology industry as a whole; (d) any change, event, circumstance, development or effect resulting from the announcement of the execution of this Agreement or the pendency or consummation of the Transactions; or (e) any change, event, circumstance, development or effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; provided, however, that for purposes of clauses (d) and (e), Parent shall have used its reasonable best efforts to ameliorate or prevent any such adverse change, event, circumstance, development or effect.

     "Parent Mean Price" means the average of the per share closing prices of
      -----------------
Parent Common Stock on the Nasdaq during the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time.

     "Parent Price" means the average of the per share closing prices of Parent
      ------------
Common Stock on the Nasdaq during the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time; provided, however, that for purposes of this Agreement and subject to the provisions of Section 9.01(e), the Parent Price shall not be greater than $10.50 or less than $8.50.

     "Person" means an individual, corporation, partnership, limited
      ------
partnership, joint venture, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "Preferred Shares" means shares of 7.5% Series A Convertible Preferred
      ----------------
Stock, par value $0.001 per share, of the Company.

     "Preferred Stockholder Agreement" means the Stockholder Agreement entered
      -------------------------------
into among Parent, Merger Sub and Benjamin W. Griffith, III.

     "Registered IP" means all Intellectual Property that is registered, filed,
      -------------
or issued under the authority of any Governmental Authority, including all patents, copyright registrations, mask work registrations and trademark registrations and all applications for any of the foregoing.

     "Representatives" of any entity means such entity's directors, officers,
      ---------------
employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

     "SEC" means the United States Securities and Exchange Commission.
      ---

     "Software" means computer software, programs and databases in any form,
      --------
including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation, developer notes, comments and annotations.

     "Subsidiary" or "Subsidiaries" means, with respect to the Company, any
      ----------      ------------
Person the majority of the voting or equity interests of which is controlled by the Company, directly or indirectly through one or more intermediaries.

     "Superior Proposal" means any Acquisition Proposal not solicited or
      -----------------
initiated in violation of Section 7.05(a) that (i) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) is made by a Person who the Board has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, and (iii) is on terms that the Board determines in its good faith judgment (after receiving the advice of a financial advisor of nationally-recognized reputation, and after taking into account all the terms and conditions of the Acquisition Proposal, including any regulatory obstacles, break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Company's stockholders than this Agreement and the Merger, taken as a whole.

     "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and
      -----
other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     "Transactions" means the transactions contemplated hereunder, including the
      ------------
Merger and the transactions contemplated by the Stockholder Agreements.

     "Unaudited Interim Balance Sheet" means the unaudited consolidated balance
      -------------------------------
sheet of the Company and its consolidated subsidiaries as of March 31, 2003, included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, and as filed with the SEC prior to the date of this Agreement.

     "Warrant" means the Ross Systems, Inc. Stock Purchase Warrant dated June
      -------
29, 2001 pursuant to which the holder thereof is entitled to purchase 47,244 Shares in accordance with the terms and subject to the conditions set forth therein.

     Section 1.02. Other Definitions. Each of the following terms is defined in the section set forth opposite such term:

     Defined Term                                        Location of Definition
     ------------                                        ----------------------
     2002 Balance Sheet                                  4.08(c)
     Action                                              4.10(a)
     Agreement                                           Preamble
     Assumed Options                                     3.03(a)
     Blue Sky Laws                                       4.06(b)
     Board                                               Recitals
     Broadview                                           4.20
     Certificate of Incorporation                        4.02
     Certificate of Merger                               2.02
     Certificate                                         2.05(b)
     Closing Date                                        2.02
     Code                                                Recitals
     Company                                             Preamble
     Company Licensed Intellectual Property              4.15(g)(v)
     Company Preferred Stock                             4.03(a)
     Company Rights                                      4.03(a)
     Company Rights Agreement                            4.03(a)
     Company Series B Preferred Stock                    4.03(a)
     Company Stockholders' Approval                      7.01
     Conversion Ratio                                    3.03(a)
     Dissenting Shares                                   3.04(a)

     Defined Term                                        Location of Definition
     ------------                                        ----------------------
     DOJ                                                 7.10
     Effective Time                                      2.02
     Environmental Permits                               4.17
     ERISA                                               4.11(a)
     ESPP                                                3.03(b)
     ESPP Date                                           3.03(c)
     Exchange Ratio                                      2.04(a)(i)
     Expenses                                            9.03(a)
     Fee                                                 9.03(b)
     FTC                                                 7.10
     GAAP                                                4.08(b)
     HSR Act                                             4.06(b)
     incentive stock options                             3.03(a)
     IRS                                                 4.11(a)
     Liens                                               4.14(b)
     Material Contracts                                  4.18(a)
     Merger                                              Recitals
     Merger Consideration                                2.04(a)(i)
     Merger Sub                                          Preamble
     Multiemployer Plan                                  4.11(b)
     Multiple Employer Plan                              4.11(b)
     Number of Optioned Shares                           3.03(b)
     Options                                             3.03(a)
     Parent                                              Preamble
     Parent SEC Reports                                  5.08(a)
     Parent Preferred Stock                              5.07(a)
     Paying Agent                                        2.05(a)
     Payment Fund                                        2.05(a)
     Per Share Amount                                    2.04(a)
     Permits                                             4.06
     Permitted Investments                               2.05(a)
     Permitted Liens                                     4.14(b)
     Plans                                               4.11(a)
     Principal Stockholders                              Recitals
     Proxy Statement                                     7.02
     Registration Statement                              7.03
     SEC Reports                                         4.08(a)
     Securities Act                                      4.08(a)
     Shares                                              Recitals
     Standard Form Confidentiality Agreement             4.12(d)
     Stockholder Agreements                              Recitals
     Stockholders' Meeting                               7.01
     Surviving Corporation                               2.03
     SVB                                                 4.29
     Tail Policy                                         7.07(b)
     Tax Opinion                                         7.16(a)
     Warrants                                            4.03(b)

     Section 1.03. Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (d) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Schedule and Exhibit references herein are to Articles, Sections and Exhibits of this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

                                   ARTICLE II
                                   THE MERGER

     Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII and Section 7.16(b), Merger Sub shall be merged with and into the Company at the Effective Time in accordance with Delaware Law.

     Section 2.02. Effective Time; Closing. Subject to the terms and conditions of this Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties
                                                   ------------
hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of
             ---------------------
Delaware in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being, the "Effective Time"). Immediately prior to such filing, a closing shall be held at
---------------
the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII (the "Closing Date").
         ------------       ------------

     Section 2.03. Effect of the Merger. Subject to Section 7.16(b), at the Effective Time, the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and the effect of the Merger shall be as provided in
----------------------
the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 2.04. Conversion of Securities. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (i) subject to the provisions of Sections 2.05 and 9.01(e), each Share (together with the associated Company Right) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.04(a)(ii) and any Dissenting Shares (as hereinafter defined)) shall be canceled and converted automatically into the right to receive (A) the number (the "Exchange Ratio") of shares of Parent Common Stock
                     --------------
               determined by dividing $14.00 by the Parent Price and rounding the result to the nearest one thousandth of a share, payable upon surrender, in the manner provided in Section 2.05, of the certificate that formerly evidenced such Share; and (B) $5.00 in cash ((A) and (B) together being the "Merger Consideration");
                                                     ---------------------

          (ii) each Share (together with the associated Company Right) held in the treasury of the Company and each Share (together with the associated Company Right) owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and payment or other consideration made with respect thereto; and

          (iii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

          (b) Immediately prior to the Effective Time, all Preferred Shares issued and outstanding immediately prior to the Effective Time shall be converted into Shares in accordance with terms of the Certificate of Designations and the Preferred Stockholder Agreement.

          (c) Upon exercise of the Warrant, the holder of the Warrant shall have the right to receive the Merger Consideration for each Share issuable upon such exercise in accordance with the terms of the Warrant. The Company shall use its reasonable best efforts to cause the Warrant to be either vested and exercised or redeemed prior to the Effective Time.

     Section 2.05. Exchange of Certificates. (a) Paying Agent. Prior to the
                                                 ------------
Closing Date, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders
                                                  ------------
of Shares to receive the funds and Parent Common Stock to which holders of Shares shall become entitled pursuant to Section 2.04. As of the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article II through the Paying Agent, (i) certificates
                        ----------
representing the shares of Parent Common Stock issuable pursuant to Section 2.04 as of the Effective Time, (ii) cash in amounts payable pursuant to Section 2.04 as of the Effective Time, and (iii) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.05(c) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto being, the "Payment Fund"). The Paying
                                                  ------------
Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration payable pursuant to Section 2.04 out of the Payment Fund. The Paying Agent shall invest cash portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors

Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments");
                                                 ---------------------
provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of the Shares entitled thereto as contemplated by this Agreement. All earnings on Permitted Investments shall be the sole and exclusive property of Parent and no part of the earnings shall accrue to the benefit of holders of Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedures. Promptly after the Effective Time, Parent shall
         -------------------
cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of a certificate (a "Certificate") which immediately prior to
                                      ------------
the Effective Time represented outstanding Shares (and associated Company Rights) entitled to receive the Merger Consideration pursuant to this Article II a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates to the Paying Agent pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) the Merger Consideration for each Share formerly evidenced by such Certificate (with the portion of the Merger Consideration consisting of Parent Common Stock being evidenced by certificates representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.04), (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(c) and (iii) any other dividends or other distributions to which such holder is entitled pursuant to
Section 2.05(d), and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate, including any interest accrued in respect of the Payment Fund. If the payment under this
Section 2.05(b) is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable. After the Effective Time, the holders of Certificates shall cease to have rights with respect to such Certificates (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid their sole rights shall be to exchange said Certificates for the amounts payable pursuant to this Agreement.

     (c) No Fractional Shares. No certificates or scrip representing fractional
         ---------------------
shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof, each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Parent Mean Price.

     (d) Distributions with Respect to Unexchanged Shares of Parent Common
         -----------------------------------------------------------------
Stock. No dividends or other distributions declared or made after the Effective
-----
Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.05(c), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(c) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to
         -----------------------------
reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Shares occurring on or after the date hereof and prior to the Effective Time.

     (f) Lost Certificates. In the event that any Certificate shall have been
         -----------------
lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, for each Share, the Merger Consideration, any cash in lieu of fractional shares to which such holder is entitled pursuant to
Section 2.05(c) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (g) Termination of Payment Fund. Any portion of the Payment Fund that
         ----------------------------
remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.05(c) and any dividends or other distributions with respect to the Parent Common Stock payable pursuant to
Section 2.05(d); provided, however, that none of Parent, Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

          (h) Withholding Rights. Parent shall be entitled to deduct and
              ------------------
withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent.

     Section 2.06. Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

                                  ARTICLE III
                            THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation; By-laws. (a) At the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time,
                              --------  -------
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Ross Systems, Inc."

          (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     Section 3.02. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time (which shall include the officers of the Company immediately prior to the Effective Time) shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Section 3.03. Employee Stock Options; Employee Stock Purchase Plan. (a) Effective as of the Effective Time, Parent shall, for each Option (not including any Executive Options) then outstanding with an exercise price of $19.00 or less (the "Substituted Options"), substitute such Options with stock options to
      -------------------
purchase Parent Common Stock. Each Substituted Option, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Option Plans, a number of shares of Parent Common Stock equal to the product of (i) the number of Shares subject to such Substituted Option multiplied by (ii) the Conversion Ratio (as defined below), at an exercise price per share of Parent Common Stock equal to the quotient of (x) the per share exercise price of the Option to purchase Shares, divided by (y) the Conversion Ratio; provided, however, that in the case of any
                                     --------  -------
option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price and
                                ------------------------
the number of shares purchasable pursuant to such option shall be determined in order to comply with Section 424(a) of the Code. Any such stock options to purchase Parent Common Stock shall be issued contingent upon the consummation of the Transactions and shall include an acknowledgement by the optionee that such stock options to purchase Parent Common Stock are being substituted for the Substituted Options.

          (b) For purposes of Section 3.03(a), the "Conversion Ratio" shall be
                                                    ----------------
the sum of (i) the quotient of (A) $14.00, divided by (B) the Parent Price (or, in the event Parent agrees in writing pursuant to Section 9.01(e) that the Exchange Ratio shall be determined based on the Parent Mean Price, then the Parent Mean Price), plus (ii) the quotient of (X) $5.00, divided by (Y) the closing sales price of Parent Common Stock on the Nasdaq for the last trading day prior to the date of the Effective Time.

          (c) As of the last day of the payroll period immediately preceding the Effective Time (the "ESPP Date"), all offering and purchase periods under way
                     ---------
under the Company's Employee Stock Purchase Plan (the "ESPP"), shall be
                                                       ----
terminated and, as of the date of this Agreement, no new offering or purchase periods shall be commenced. Unless a participant in the ESPP has withdrawn from the ESPP in accordance with its terms, such participant's option to purchase Shares under the ESPP shall be exercised automatically on the ESPP Date in accordance with the terms of the ESPP. All Shares acquired by such participant pursuant to the ESPP as of the Effective Time shall, at the Effective Time, be converted into the right to receive the Merger Consideration in accordance with
Section 2.04(a).

          (d) The Company shall use take all actions necessary to effectuate the provisions of this Section 3.03.

     Section 3.04. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law and who shall have not effectively withdrawn or lost such right to appraisal (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to
     -----------------
receive, the Merger Consideration pursuant to Section 2.04. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them, in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal with respect to such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.05, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 3.05. Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation at or following the Effective Time with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Merger Sub or the Company or to effect the other purposes of this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the authorized capital stock, the number of issued and authorized shares of capital stock and the record owner of such shares, is set forth in
Section 4.01(b) of the Company Disclosure Schedule. Except as disclosed in
Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Neither the Company nor any Subsidiary has agreed or is obligated to make, or is bound by any written, oral or other agreement, Contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither the Company, nor any Subsidiary, is a general partner of any general partnership, limited partnership or other similar entity.

     Section 4.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation (the "Certificate of Incorporation") and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificate of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in material violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

Section 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 15,000,000 Shares and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock"), 35,000 of which shares have been designated
        -----------------------
as Series B Participating Preferred Stock ("Company Series B Preferred Stock")
                                            --------------------------------
and have been reserved for issuance upon exercise of preferred stock purchase rights (the "Company Rights") issuable pursuant to that certain Amended and
             --------------
Restated Preferred Stock Rights Agreement, dated as of July 6, 2001 between the Company and Fleet National Bank (the "Company Rights Agreement"), and 500,000 of
                                      ------------------------
which shares have been designated as Preferred Shares. As of the date hereof,
(i) 2,681,848 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Series B Preferred Stock were issued and outstanding, (iii) 500,000 Preferred Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iv) 133,977 Shares are held in the treasury of the Company, (v) no Shares are held by any Subsidiary, (vi) 738,014 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Option Plans and (vii) rights to purchase 6,472 Shares are outstanding pursuant to the ESPP.

          (b) As of the date hereof, except as set forth in Section 4.03(b) of the Company Disclosure Schedule and except pursuant to (i) the Stockholder Agreements, (ii) the Warrant, (iii) the ESPP, and (iv) the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 4.03(b) of the Company Disclosure Schedule accurately sets forth as of the date hereof information regarding the holder, particular plan or program under which such Options were granted, the exercise price, the grant date, the vesting schedule and the extent to which the Option is vested, the date of expiration and the number of underlying Shares issuable in respect of each Warrant, as applicable, and Option, and in respect of each right to purchase Shares pursuant to the ESPP (through the end of the ESPP's current offer period ending June 30, 2003) and the number of underlying Shares issuable pursuant to vested Options as of the date hereof. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
Section 4.03(b) of the Company Disclosure Schedule sets forth as of the date hereof the number of unvested or unexercisable Options that will accelerate upon the closing of the Merger and the number of Shares issuable upon exercise thereof. As of the date hereof, the total number of Shares issuable pursuant to the exercise of all Options and warrants held by all Principal Stockholders is 401,215.

          (c) All of the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any Liens. There are no (i) outstanding options obligating the Company or any Subsidiary to issue or sell any shares of capital stock of any Subsidiary or to grant, extend or enter into any such option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary.

          (d) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any other capital stock or other securities of the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person.

     Section 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Transactions. The Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company's stockholders, (b) approved and adopted this Agreement and the Transactions in accordance with the requirements of Delaware Law, (c) declared that this Agreement is advisable, (d) resolved to recommend that stockholders of the Company vote to adopt and approve this Agreement and to approve the Merger, and (e) to the extent necessary, adopted a resolution for the purpose of causing the Company not to be subject to any state takeover Law or similar Law, that might otherwise apply to the Merger or any of the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

     Section 4.05. Section 203. As of the date hereof and at all times on or prior to the Effective Time, the Board has and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in
Section 203 of Delaware Law are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger or any of the other Transactions. Other than Section 203 of Delaware Law, there is no anti-takeover Law of any state that is applicable to this Agreement and the Transactions.

     Section 4.06. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or equivalent organizational documents of any Subsidiary, (ii) subject to obtaining the Company Stockholders' Approval and compliance with the requirements described in Section 4.06(b) below, conflict with or violate any Laws of any Governmental Authority applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, except as disclosed in Section 4.06 of the Company Disclosure Schedule, and with respect to clauses (ii) and (iii), except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" Laws ("Blue Sky Laws"), and
                                                           --------------
filing and recordation of appropriate merger documents as required by Delaware Law, (ii) for the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by Delaware Law with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities in which the Merger Sub and the Company are qualified to do business, (iv) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (v) where the failure
                                           -------
to obtain such consents, approvals or action of, filings with or notices to any Governmental Authority would not have a Company Material Adverse Effect.

     Section 4.07. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all registrations, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations, individually or in the aggregate, that would not prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect.

     Section 4.08. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 2001 and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 2001 and 2002, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 2002 and December 31, 2002 and March 31, 2003, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 1, 2001, (iv) all other forms including reports on Form 8-K and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2003 and (v) all other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 1, 2001 (each of the above referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No consolidated Subsidiary is required to file any form, report or other document with the SEC. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003
(x) will be prepared in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (y) will not, at the time it is filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the
                        ----
periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and each fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments). The unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2003, along with the related unaudited consolidated statements of income and cash flows will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in any notes thereto or as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the date thereof.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2002, including the notes thereto (the "2002 Balance Sheet"), neither the Company nor
                                  ------------------
any consolidated Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured, required to be reflected on the balance sheet of the Company except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) normal and recurring current liabilities (consistent in type and magnitude with those reflected on the Unaudited Interim Balance Sheet) that have been incurred by the Company or any Subsidiary since March 31, 2003 in the ordinary course of business and consistent with past practices; and (iii) liabilities described in
Section 4.08(c) of the Company Disclosure Schedule.

          (d) Except as and to the extent set forth on the Unaudited Interim Balance Sheet or as set forth in Section 4.08(d) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company nor any consolidated Subsidiary has any material liability for Company Indebtedness.

          (e) Except as disclosed in Section 4.08(e) of the Company Disclosure Schedule, the Company has filed with the SEC all Material Contracts required to be filed pursuant to the Securities Act or the Exchange Act.

          (f) The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

     Section 4.09. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.09 of the Company Disclosure Schedule, since March 31, 2003
(a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) there has not been any revaluation by the Company of any of its material assets, other than in the ordinary course of business, and (d) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary that has had individually or in the aggregate, a Company Material Adverse Effect on the Company.

     Section 4.10. Absence of Litigation. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") and (to the knowledge of the
                                         ------
Company) no Person has threatened to commence any Action: (i) that involves the Company or any Subsidiary or any of the assets owned or used by the Company or any Subsidiary; or (ii) that seeks to materially delay or prevent the consummation of the Merger. As of the date hereof, no director or executive officer of the Company or any Subsidiary has asserted a claim to seek indemnification from the Company under the Certificate of Incorporation or By-laws of the Company or any Subsidiary or any indemnification agreement between the Company or any Subsidiary and such Person.

          (b) There is no material order, writ, injunction, judgment or decree to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject. To the knowledge of the Company, no executive officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Subsidiary.

     Section 4.11. Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, change in control, severance or other Contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary,
(ii) each employee benefit plan for which the Company or any Subsidiary would incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary would incur liability under Section 4212(c) of ERISA, and (iv) any Contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including any Contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has ----- furnished to Merger Sub a true and complete copy of each Plan and each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS --- determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA or the Code.

          (b) None of the Plans is a multiemployer plan (within the meaning of
Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single
                                          -------------------
employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary would incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section
                  ----------------------
4.11(b) of the Company Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

          (c) Each Plan is now, and during the past six years has been, operated in all material respects in accordance with its terms and the requirements of all applicable Law including ERISA and the Code, except where the failure to do so would not have a Company Material Adverse Effect. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event exists that could give rise to any such Action.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available, (ii) is so qualified and (iii) each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (e) To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) within the last six years with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event exists which could give rise to any such liability.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event exists which could give rise to any such challenge or disallowance.

          (g) Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, no Plan provides for the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the Transactions, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (h) Any amount or economic benefit that could be received (whether in cash or property or the vesting of property) by any current or former director, officer, employee or consultant of the Company or any Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Plan, employment agreement or otherwise as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any other Transaction (including as a result of termination of employment on or following the Effective Time) would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

     Section 4.12. Labor and Employment Matters. There are no controversies or claims pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies or claims, individually or in the aggregate, would prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or other labor union Contract applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board, any other court or tribunal or any current union representation questions involving employees of the Company or any Subsidiary and there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

          (b) The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor and employment practices, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any Person.

          (c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, (i) all subsisting Contracts of employment to which the Company or any Subsidiary is a party are terminable by the Company or any Subsidiary on three months' notice or less without compensation (other than in accordance with applicable legislation); (ii) there are no customs, established practices or discretionary arrangements of the Company or any Subsidiary in relation to the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor any Subsidiary has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee or to make any payment for breach of any agreement listed in Section 4.12(c) of the Company Disclosure Schedule; and
(iv) there is no term of employment of any employee of the Company or any Subsidiary which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his Contract of employment or entitling the employee to any payment or benefit whatsoever or entitling the employee to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

          (d) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries have entered into the standard form assignment of proprietary information and confidentiality agreement of the Company (the "Standard Form Confidentiality Agreement") a form
                               ---------------------------------------
of which is attached at Section 4.12(d) of the Company Disclosure Schedule. To the Company's knowledge, no employee of the Company or any Subsidiary has materially violated any employment Contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosure to the Company or using trade secrets or proprietary information of any other Person.

          (e) The information made available to Parent by the Company prior to the Effective Time regarding current fiscal year employment, salary and other compensation information with respect to each current salaried employee, officer, director, consultant or agent of the Company and each Subsidiary was, as of the date that such information was made available to Parent, true and correct in all material respects.

     Section 4.13. Form F-4; Proxy Statement. The information supplied by or on behalf of the Company for inclusion in the Registration Statement will not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The information supplied by or on behalf of the Company for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the date it is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which will have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or any of its representatives for inclusion in any of the foregoing documents. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     Section 4.14. Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary owns any real property. Each parcel of real property leased by the Company or any Subsidiary (i) is leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other restrictions of any kind against the Company or any Subsidiary, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer applicable to the Company or any Subsidiary (collectively, "Liens"), other than (A) Liens for current taxes and
                           -----
assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or
----------------
order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d) To the knowledge of the Company, there are no contractual or legal restrictions that preclude or materially restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary.

     Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule accurately identifies the following information:

          (i) Section 4.15(a)(i) of the Company Disclosure Schedule accurately identifies (A) each current and material proprietary product or service developed, manufactured, marketed, or sold by the Company or any Subsidiary, including any product or service currently under development by the Company or any Subsidiary, (B) all registered and unregistered trademarks, trade names, service marks, and applications therefor, registered copyrights and applications therefor, patents and patent applications, in each case owned by the Company or any Subsidiary and indicating whether owned by the Company or a Subsidiary and (C) all domain names owned by or registered to the Company or any Subsidiary.

          (ii) Section 4.15(a)(ii) of the Company Disclosure Schedule accurately identifies (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP.

          (iii) Section 4.15(a)(iii) of the Company Disclosure Schedule accurately identifies (A) all Intellectual Property licensed to the Company or any Subsidiary (other than any non-customized software that (1) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of the Company or any Subsidiary and (2) is generally available on standard terms for less than $5,000), (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property is licensed to the the Company or any Subsidiary, and (C) whether the license or licenses granted to the Company or any Subsidiary are exclusive or nonexclusive.

          (iv) Section 4.15(a)(iv) of the Company Disclosure Schedule accurately identifies each Contract in which the aggregate unpaid fees and royalties (including maintenance and support fees for the first year of maintenance and support, if any) payable to the Company or any Subsidiary equal or exceed $100,000 and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property. Except as set forth in Section 4.15 of the Company Disclosure Schedule, none of the Company or any Subsidiary is bound by, and no Company Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Subsidiary to use, exploit, assert, or enforce any Company Owned Intellectual Property anywhere in the world.

          (b) The Company has provided to Parent a complete and accurate copy of each standard form of Company Owned Intellectual Property Contract used currently by the Company or any Subsidiary, including each standard form of (A) end user software license and professional services agreement, (B) development agreement, (C) distributor or reseller agreement, (D) employee agreement together with assignment or license of Intellectual Property rights or any confidentiality provision, including the Standard Form Confidentiality Agreement, (E) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision or (F) confidentiality or nondisclosure agreement. Section 4.15(b) of the Company Disclosure Schedule accurately identifies (i) each Company Owned Intellectual Property Contract entered into in the past two years, and (ii) each maintenance and support agreement entered into with the Company's 100 largest maintenance and support customers (measured by the total maintenance and support amounts invoiced to such customers in fiscal year 2003), in each case, in which there is a material deviation from the corresponding standard form agreement provided to Parent. For purposes of this Section 4.15(b), "material deviation" shall mean any (1) "source code escrow" or source code licensing provision, (2) non-standard assignment or termination provision, (3) most-favored customer provision, (4) non-standard limitation of liability or warranty provision, (5) exclusivity arrangement, or (6) any Contract with any Governmental Body.

          (c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, the Company and each Subsidiary owns all right, title, and interest to and in or has a valid and enforceable license to use all Intellectual Property necessary to conduct the business of the Company and each Subsidiary as currently conducted and presently planned by each of Company and each Subsidiary to be conducted (other than Intellectual Property exclusively licensed to the Company or any Subsidiary, as identified in Section 4.15(a)(iv) of the Company Disclosure Schedule) free and clear of any encumbrances (other than licenses granted pursuant to the Contracts listed in the Company Disclosure Schedule and licenses granted to customers in the ordinary course of business). Without limiting the generality of the foregoing:

               (i) Each Person who is or was an employee or contractor of the Company or any Subsidiary after September 30, 2001, and who is or was involved in the creation or development of any Company Owned Intellectual Property, has signed a valid, enforceable agreement containing an assignment of Company Owned Intellectual Property to the Company and/or any Subsidiary and confidentiality provisions protecting the Company Owned Intellectual Property. Prior to September 30, 2001, the Company had procedures in place to cause employees and contractors of the Company or any Subsidiary who were involved in the creation or development of any Company Owned Intellectual Property to assign such Company Owned Intellectual Property to the Company and/or any Subsidiary and to maintain the confidentiality of such Company Owned Intellectual Property. No current or former stockholder, officer, director, contractor or employee of the Company or any Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property. To the knowledge of the Company, no employee of the Company or any Subsidiary is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality.

               (ii) No funding, facilities, or personnel of any Governmental
                    Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property.

               (iii) Each of the Company and each Subsidiary has taken
                    reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Intellectual Property the value of which is dependent upon its confidentiality, including proprietary information held by the Company or any Subsidiary, or purported to be held by the Company or any Subsidiary, as a trade secret.

               (iv) Except as set forth in Section 4.15(c) of the Company
                    Disclosure Schedule, since January 1, 2000, none of the Company or any Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property to any other Person.

               (v) None of the Company or any Subsidiary is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

               (vi) To the knowledge of the Company after reasonable inquiry, each license of the Company Licensed Intellectual Property is valid and enforceable, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity, is binding on all parties to such license, and is in full force and effect.

               (vii) To the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder in any material respect and no event has occurred that, with notice or lapse of time, would constitute such breach or default or permit the termination or cancellation of the license.

               (viii) Neither the Company nor any Subsidiary has received any notice of termination or cancellation under any license for the Company Licensed Intellectual Property.

          (d) To the knowledge of the Company, all Company Owned Intellectual Property is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, except as set forth in Section 4.15(d) of the Company Disclosure Schedule:

               (i) Neither the Company nor any Subsidiary owns (or purports to own) or has filed any U.S. or foreign patent applications or foreign patents.

               (ii) Each item of Company Owned Intellectual Property that is
                    Registered IP is and, to the knowledge of the Company, at all times has been in compliance with all applicable requirements of the applicable issuing Governmental Authority, and all filings, payments, and other actions required to be made or taken to maintain such item of Company Owned Intellectual Property in full force and effect have been made by the applicable deadline. No application for a patent or for a copyright registration, mask work registration or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any Subsidiary has been abandoned, allowed to lapse, or rejected (other than for non-use of a trademark) since January 1, 2000. Section 4.15(d)(iii) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 90 days after the date hereof in order to maintain each such item of Company Owned Intellectual Property in full force and effect.

               (iii) No interference, opposition, reissue, reexamination, or other Proceeding of any nature is or has been pending or threatened, in which the scope, validity, or enforceability of any Company Owned Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. To the knowledge of the Company, there is no basis for a claim that any Company Owned Intellectual Property is invalid or unenforceable.

          (e) To the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company Owned Intellectual Property. Section 4.15(e) of the Company Disclosure Schedule accurately identifies, and the Company has provided to Parent a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any Representative of the Company or any Subsidiary regarding, any actual, alleged, or suspected infringement or misappropriation of any Company Owned Intellectual Property since January 1, 2000, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

          (f) Except as described in Section 4.15(a)(iii) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the Transactions (or any of the ancillary agreements) will, with or without notice or the lapse of time, (x) adversely affect any of the Company's or any Subsidiary's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property or (y) result in or give any other Person the right or option to cause or declare, (i) a loss of, or encumbrance on, any Company Owned Intellectual Property; (ii) a breach of any Contract listed or required to be listed in Section 4.15(a)(iii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned Intellectual Property.

          (g) Except as described in Section 4.15(g) of the Company Disclosure Schedule, to the knowledge of the Company after reasonable inquiry, none of the Company or any Subsidiary has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person. Without limiting the generality of the foregoing:

               (i) To the knowledge of the Company, no product, information or service ever manufactured, produced, distributed, published, provided or sold by or on behalf of the Company or any Subsidiary, and no Intellectual Property ever owned or developed by the Company or any Subsidiary, has ever conflicted with, infringed, misappropriated or otherwise violated any Intellectual Property of any other Person.

               (ii) No infringement, misappropriation or similar claim or Action is pending or, to the knowledge of the Company, has been threatened against the Company or any Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or Proceeding. To the knowledge of the Company, since January 1, 2000, none of the Company or any Subsidiary has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

               (iii) None of the Company or any Subsidiary is bound by any
                    Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim. To the knowledge of the Company, after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances, none of the Company or any Subsidiary has ever assumed or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property.

               (iv) No claim or Proceeding involving any Intellectual Property licensed to the Company or any Subsidiary is pending or, to the knowledge of the Company, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property by the Company or any Subsidiary or (B) the manufacturing, distribution or sale of any product or service currently being developed, offered, manufactured, distributed or sold by the Company or any Subsidiary.

               (v) To the knowledge of the Company, after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances, with respect to each item of Intellectual Property licensed to the Company or any Subsidiary ("Company Licensed Intellectual
                                                -----------------------------
                    Property"), the Company and/or each such Subsidiary has
                    --------
                    valid licenses or other rights to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreements governing such Company Licensed Intellectual Property. A copy of each such license pertaining to the Company Licensed Intellectual Property has been delivered to Parent.

          (h) Except as disclosed to Parent, none of the Company Owned Software
(A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Owned Software or any product or system containing or used in conjunction with such Company Owned Software or (B) fails in any material respect to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Owned Software or any product or system containing or used in conjunction with such Company Owned Software, other than ordinary course warranty compliance issues. The Company has made available to Parent a complete and accurate list of all known material bugs, defects, and errors in each version and component of the Company Owned Software.

          (i) Except as described in Section 4.15(i) of the Company Disclosure Schedule, the Company has not inserted into the Company Owned Software any "back door," "drop dead device," "time bomb" or "Trojan horse," (as such terms are commonly understood in the software industry) or any other code designed or intended by the Company to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user's consent. The Company has not intentionally inserted into the Company Owned Software any "virus" or "worm" (as such terms are commonly understood in the software industry).

          (j) The Company has obtained all approvals necessary for exporting the Company Owned Software outside the United States, and all such export approvals in the United States are valid, current, outstanding and in full force and effect. To the knowledge of the Company, the Company has obtained all approvals necessary for importing the Company Owned Software into any country in which the Company Owned Software is now sold or licensed for use, and all such import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. The Company has no present knowledge from which it would necessarily conclude that it does not have the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Company, or that is required to operate or modify the Company Owned Software.

          (k) None of the Company Owned Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (A) could require, or could condition the use or distribution of such Company Owned Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Owned Software or (B) could otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company Owned Software.

          (l) Except as set forth in Section 4.15(l) of the Company Disclosure Schedule, (i) no source code for any Company Owned Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary, and
(ii) none of the Company or any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Owned Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Owned Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. Without limiting the generality of the foregoing, no Person has made any claim or delivered any notice that such Person is entitled to receive the source code for any Company Owned Software pursuant to any source code escrow agreement identified or required to be identified in Section 4.15(l) of the Company Disclosure Schedule.

          (m) Except as set forth in Section 4.15(m) of the Company Disclosure Schedule, to the knowledge of the Company, no Person (i) has or had any exclusive rights to any portion of the Company Owned Intellectual Property or Company Owned Software, (ii) has or had any rights restricting the Company's use of Company Owned Intellectual Property or Company Owned Software within any field of use, (iii) has ever incorporated any source code for any Company Owned Software into any of such Person's product, (iv) has ever redistributed any such source code, or (v) has ever used any such source code to develop, market or distribute any product.

          (n) The Software manufactured by the Company and each Subsidiary and sold to end user customers and, to the knowledge of the Company, the Software manufactured by the Company and each Subsidiary and sold for use by original equipment manufacturer customers and the Software sold by the Company or any Subsidiary but manufactured by third parties, comply in all material respects with all applicable Laws.

     Section 4.16. Taxes. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown on such Tax returns) other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns were true, complete and correct in all material respects and were filed on a timely basis. The Company and the Subsidiaries have not requested any extension of time within which to file any Tax return, which Tax return has not since been filed. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. No audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company and its Subsidiaries. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the 2002 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Except as described in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Except as set forth in the financial statements described in Section 4.08, neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect. Section 4.16 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax returns. Neither the Company nor any Subsidiary is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii). Section 4.16 of the Company Disclosure Schedule lists for each Subsidiary (i) the amount of any net operating losses, net capital losses, unused investment or other credits, unused foreign Tax, or excess charitable contributions of such Subsidiary, and any limitations thereon, and (ii) the amount of any deferred gain or loss allocable to such Subsidiary arising out of any prior intercompany transaction.

     Section 4.17. Environmental Matters. Except as specifically described in
Section 4.17 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and each Subsidiary are in compliance with all applicable Environmental Laws; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not liable for any off-site contamination by Hazardous Substances; (d) the Company is not liable nor, to the knowledge of the Company, is it threatened to be made liable, under any Environmental Law (including pending or threatened liens); (e) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) the Company is in compliance
                    ---------------------
with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

     Section 4.18. Material Contracts. (a) Subsections (i) through (xii) of
Section 4.18(a) of the Company Disclosure Schedule contain a list of the following types of Contracts and agreements to which the Company or any Subsidiary is a party (such Contracts, agreements and arrangements as are required to be set forth in Section 4.18(a) of the Company Disclosure Schedule being the "Material Contracts"):
           ------------------

               (i) each maintenance Contract and each Contract and agreement which is likely to involve payment or receipt of annual consideration of more than $300,000, in the aggregate, over the remaining term of such Contract;

               (ii) all broker, distributor, reseller, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company or any Subsidiary is a party and which involve the payment or receipt of more than $100,000 in any year;

               (iii) all management Contracts (excluding Contracts for
                    employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product or service of the Company or any Subsidiary to which the Company or any Subsidiary is a party; and which
                    (A) is likely to involve payment of consideration of more than $25,000, in the aggregate, during the fiscal year ended June 30, 2004, (B) is likely to involve consideration of more than $25,000, in the aggregate, over the remaining term of such Contract, and which, in either case, cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days' notice;

               (iv) all Contracts and agreements evidencing indebtedness for borrowed money, if any;

               (v) all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party;

               (vi) all Contracts imposing any restriction on the right or ability of the Company or any Subsidiary (A) to compete with any other Person or in any geographical area, (B) to acquire any product or other asset or any services from any other Person, or (C) to conduct its business as presently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted;

               (vii) all material Contracts or arrangements that result in any
                    Person holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

               (viii) all Contracts for employment required to be listed in
                    Section 4.11(a) of the Company Disclosure Schedule;

               (ix) all Contracts that provide for indemnification of any officer, director, employee or agent;

               (x) all material Contracts incorporating or relating to any guaranty or warranty, except for Contracts substantially identical to the standard forms of end-user software license agreements previously made available by the Company to Parent;

               (xi) all Contracts which provide for termination, acceleration of payment or other special rights upon the occurrence of a change in control, by operation of Law or otherwise, of the Company or any Subsidiary;

               (xii) all other Contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of their respective businesses, or the absence of which would, to the knowledge of the Company, prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect.

          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Contract that constitutes a Material Contract is valid and in full force and effect, constitutes the legal, valid and binding obligation of the Company, and to the knowledge of the Company, the other parties thereto, in accordance with the terms of such agreement and is enforceable in accordance with its terms. Except as would not have a Company Material Adverse Effect, individually or in the aggregate, (i) neither the Company nor any of the Subsidiaries is in default under any Material Contract and none of the Material Contracts have been canceled by the other party; (ii) to the Company's knowledge, no other party to any Material Contract is in breach with respect to such Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any written claim of default under any such Material Contract; (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation or third party consent rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments or modifications thereto.

          (c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, no Material Contract which is currently in effect contains any "most favored customer" or similar provision.

          (d) Other than any such agreement with Parent or Merger Sub, the Company is not a party to any standstill agreement pursuant to which the other party thereto has agreed that neither it nor any of its Affiliates will (i) acquire or seek to acquire ownership of any capital stock of the Company or any options or rights to acquire such ownership, (ii) seek or propose to influence or control the management of the policies of the Company or obtain representation on the Board, or (iii) solicit or participate in the solicitation of any proxies or consents with respect to the capital stock of the Company.

     Section 4.19. Insurance. (a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Subsidiary is insured, a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. To the knowledge of the Company, such insurance policies and the types and amounts of coverage provided therein are adequate and usual and customary in the context of the businesses and operations in which the Company and Subsidiaries are engaged.

          (b) The Company has made available to Parent a copy of each such insurance policy and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each Subsidiary. Each such insurance policy is in full force and effect. Neither the Company nor any Subsidiary has received written notice of any material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) with respect to any such insurance policy. To the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

          (c) Except as set forth in Section 4.19(c) of the Company Disclosure Schedule, at no time subsequent to July 1, 2000 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.19(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

          (d) Section 4.19(d) of the Company Disclosure Schedule sets forth each of the Actions that the Company or any Subsidiary has tendered to the appropriate insurance carrier(s) and whether such carrier has issued a denial of coverage or a reservation of rights with respect to any such Action, or informed the Company of its intent to do so.

     Section 4.20. Brokers and Fees. No broker, finder or investment banker (other than Broadview International LLC ("Broadview")) is entitled to any
                                          ---------
brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent accurate and complete copies of all agreements under which all fees (including legal fees), commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Broadview or any other advisor.

     Section 4.21. Customers. Section 4.21 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of software license revenue from each customer of the Company during the fiscal year ended June 30, 2003.

     Section 4.22. Sale of Products; Performance of Services. Since January 1, 2002, no customer or other Person has asserted or, to the knowledge of the Company, threatened to assert, any claim against the Company or any Subsidiary based upon any services performed by the Company or any Subsidiary, other than claims with respect to which the total cost to remedy does not exceed $300,000.

     Section 4.23. Compliance with Law. Except as would not have a Company Material Adverse Effect or as set forth in Section 4.23 of the Company Disclosure Schedule, the Company and each Subsidiary is, and has at all times since July 1, 2002 been, in compliance with all applicable Law. Since July 1, 2002, neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Law.

     Section 4.24. Certain Business Practices. To the knowledge of the Company, since July 1, 2001, neither the Company nor any Subsidiary, and no director, officer, agent or employee of the Company or any Subsidiary (i) has made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (ii) has made any illegal gift or illegal bribe to any Person, private or public, regardless of form, whether in money, property or services,

     Section 4.25. Transactions with Affiliates. Except as set forth in Section
4.25 of the Company Disclosure Schedule or in the SEC Reports filed prior to the date of this Agreement, between the date of the Company's last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.26. Vote Required. The affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Company Stockholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other Transactions.

     Section 4.27. Fairness Opinion. The Board has received the opinion of Broadview, financial advisor to the Company to the effect that, as of the date of such opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company shall furnish a true and correct copy of said opinion to Parent as promptly as practicable after the date hereof.

     Section 4.28. Company Rights Agreement. The Company has taken all actions necessary to render the Company Rights Agreement inapplicable to the execution and delivery of the Agreement and the Transactions.

     Section 4.29. Silicon Valley Bank. As of the date of this Agreement, no borrowings are currently outstanding and owed by the Company or any Subsidiary to Silicon Valley Bank ("SVB") pursuant to the Loan and Security Agreement with
                         ---
SVB dated as of September 24, 2002.

     Section 4.30. Accounts Receivable. Except as set forth in Section 4.30 of the Company Disclosure Schedule, the Company and each Subsidiary is the sole and absolute owner of all accounts receivable that comprise the accounts receivable line item (as reserved for doubtful accounts) in the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2003. Each such account receivable is based on an actual sale and delivery of goods and/or services rendered by the Company and each Subsidiary.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     Section 5.01. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and Merger Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation, By-laws or equivalent organizational documents, and each such instrument is in full force and effect.

     Section 5.02. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

     Section 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or equivalent organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing their material obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

     Section 5.04. Financing. Parent has, and will have through the Effective Time, sufficient funds or available borrowing capacity to permit Merger Sub to consummate all the Transactions, including the Merger. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     Section 5.05. Form F-4; Proxy Statement. The information supplied by or on behalf of Parent for inclusion in the Registration Statement will not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The information supplied by or on behalf of Parent for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the date it is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which will have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents. The Registration Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     Section 5.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

     Section 5.07. Capitalization. (a) The authorized capital stock of Parent consists of (i) 800,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred
                                                        ----------------
Stock"). As of the date hereof, (i) 100,904,866 shares of Parent Common Stock
-----
are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,569,207 shares of Parent Common Stock are held in the treasury of Parent, (iii) 100,000 shares of Parent Common Stock are held by subsidiaries of Parent and (iv) 8,866,543 shares of Parent Common Stock are reserved for future issuance pursuant to stock options. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 5.07 and except for stock options granted pursuant to the stock option plans of Parent, there are no options, warrants or other rights, agreements arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.

          (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or Merger Sub free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or Merger Sub's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Article II have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and nonassessable and not subject to any preemptive or other similar right; and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     Section 5.08. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1999 and has heretofore delivered or made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 20-F for the fiscal years ended December 31, 2000, 2001 and 2002, respectively, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2000, (iii) all other forms including reports on Form 6-K and other registration statements filed by Parent with the SEC since January 1, 2002 and (iv) all other statements, reports, schedules, forms and other documents filed by Parent with the SEC (each of the above referred to in clauses (i), (ii) and (iii) above being, collectively, the "Parent SEC
                                                            ----------
Reports"). The Parent SEC Reports (i) were prepared in accordance with either
-------
the requirements of the Securities Act of 1933 or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder (to the extent applicable), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No consolidated Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each are true and correct in all respects and fairly present and disclose, in all material respects, a true and correct view of the state of the affairs, financial position and assets and liabilities of Parent as at the dates of such accounts and the income, expenses, cash flows and results of operations of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

          (c) Neither Parent nor Merger Sub has any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except: (i) as set forth on the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 2002, including the notes thereto; (ii) normal and recurring current liabilities that have been incurred by Parent or Merger Sub since December 31, 2002 in the ordinary course of business and consistent with past practice; and (iii) liabilities described in Section 5.08 of the Parent Disclosure Schedule.

          (d) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since January 1, 2003, (i) there has not been any Parent Material Adverse Effect, and (ii) Parent has not been engaged in any negotiations or discussions with any third party regarding any transaction where consummation of such transaction would, to the knowledge of Parent, reasonably be expected to result in a Parent Material Adverse Effect.

          (e) Parent is a "foreign private issuer" within the meaning of Rule 3b-4 of the Exchange Act.

     Section 5.09. Compliance with Law. Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub is, and has at all times since January 1, 2003 been, in compliance with all applicable Law. Since January 1, 2003, neither Parent nor Merger Sub has received any written notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Law.

     Section 5.10. Absence of Litigation. (a) Except as set forth in Section
5.10 of the Parent Disclosure Schedule, there is no Action and (to the knowledge of Parent) no Person has threatened to commence any Action: (i) that individually or in the aggregate has had a Parent Material Adverse Effect; or
(ii) that seeks to materially delay or prevent the consummation of the Merger.

     Section 5.11. No Vote Required. No vote of the stockholders of Parent is required by Law, Parent's Certificate of Incorporation or Bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

     Section 5.12. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective

Time, unless Parent shall otherwise consent in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent, in the case of paragraphs
(f), (h), (i), (j), (k), (m), (n), (o), (s), (t) and (v), shall not be unreasonably withheld or delayed):

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of
(x) up to 100,000 options under the Option Plans pursuant to option grants made in the ordinary course of business and consistent with past practice (which grants shall include an exercise price equal to or greater than $19.00 per share and be subject to a vesting schedule whereby 25% of such option shall vest on the first year anniversary of such grant and the remaining 75% of such option shall vest monthly over the three years following such first-year anniversary), Shares issuable pursuant to the exercise of options issued under the Option Plans, and 47,244 Shares issuable pursuant to the Warrants, (y) rights to purchase Shares pursuant to the ESPP and Shares issuable pursuant to the exercise of rights to purchase Shares under the ESPP or (z) issuances of the Company Rights or the Company common stock in connection with conversion, exercise or exchange of the Company Rights), or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for payment of dividends with respect to the Preferred Shares in accordance with the terms of such Preferred Shares;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; or (ii) enter into or amend any Contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

          (f) (i) incur any indebtedness for borrowed money other than borrowings in the ordinary course of business under the Company's existing line of credit with SVB in an amount not greater than $5,000,000) as required in order to fund short term cash requirements or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets; (ii) enter into any Contract or agreement other than in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $150,000 for the Company and the Subsidiaries taken as a whole; (iv) make or direct to be made any capital investments or equity investments in any entity, other than a wholly owned Subsidiary; or (v) enter into or amend any Contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(f);

          (g) revalue any of its assets, or except as required by GAAP, change any accounting methods used by it;

          (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2002 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (i) pay or delay the payment of accounts payable or accelerate the collection of accounts receivable, in either case other than in the ordinary course of business and consistent with past practice;

          (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

          (k) amend or modify any of the employment agreements entered into between the Company and certain officers of the Company as set forth in Schedule
                                                                        --------
II hereto;
--
          (l) other than as and to the extent expressly set forth in Section 4.03(b) of the Company Disclosure Schedule, amend or waive any of the Company or any Subsidiary rights under, or accelerate the vesting under, any provision of either of the Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or any Subsidiary;

          (m) (A) except as required to comply with applicable Law or to renew Plans substantially on the same terms and at substantially the same costs, establish, adopt or materially amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of the Company or any

Subsidiary directors, officers, employees or consultants, except to the extent such payment is an obligation of the Company or any Subsidiary as of the date of this Agreement, or (B) enter into or materially amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements with up to ten consultants entered into in the ordinary course of business involving payments not in excess of $20,000 per individual consultant in any month and not with a term in excess of 60 days. Notwithstanding the foregoing, the Company will be permitted to grant raises in salary to employees in connection with the Company's normal annual compensation review process, provided that the amount of the raise given to any one employee does not exceed 5% and the average for all employees does not exceed 3%;

          (n) hire any employee with an annual base salary in excess of $110,000, or with total potential annual compensation in excess of $200,000;

          (o) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset, including any Company Owned Intellectual Property, to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company or any Subsidiary in the ordinary course of business and consistent with past practices), or waive or relinquish any material right; provided, however, that Parent acknowledges that the current lease with respect to the Company's principal offices in Atlanta, Georgia will expire in April, 2004 and that the Company will be permitted to extend, renew, modify or replace such lease (for a lease term not to exceed 5 years) at a rental rate not to exceed $19.00 per square foot for the first year of the term of such lease and annual increases thereafter not to exceed 4%, notwithstanding any provision of this Agreement (including Section 4.14 and this Section 6.01) to the contrary;

          (p) dispose of or permit to lapse any rights to the use of any Company Owned Intellectual Property, or dispose of or disclose to any Person other than representatives of Parent any trade secret, formula, process, know-how or other Company Owned Intellectual Property not theretofore a matter of public knowledge;

          (q) change any personnel policy of the Company or any Subsidiary;

          (r) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by Law;

          (s) (A) commence or settle any Action, including any Action relating to this Agreement, the Merger or the Transactions, or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries;

          (t) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (u) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any Subsidiary;

          (v) enter into any licensing or other agreement with regards to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

          (w) enter into any transaction between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company, on the other hand (other than a Subsidiary of the Company) other than on an arm's length basis;

          (x) take any action that would, or that would reasonably be expected to, result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied; or (ii) any material delay in the satisfaction of any such conditions; or

          (y) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     Section 6.02. Conduct of Business by Parent and Merger Sub Pending the Merger. Parent agrees that, except as expressly contemplated by Section 6.02 of the Parent Disclosure Schedule, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, it shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents, except as would not (i) prevent or materially delay consummation of the Merger or any of the Transactions or
(ii) adversely affect the economic benefits of the Merger to the Company or the stockholders of the Company; or

          (b) enter into any negotiation or Contract with respect to any transaction (other than the Merger) that would, to the knowledge of Parent acting reasonably, (i) materially delay or adversely affect the ability of the parties to obtain any approvals or clearances from Governmental Authorities required to permit consummation of the Merger, or (ii) delay the date of mailing of the Proxy Statement (or require an amendment to the Proxy Statement following such mailing) such that the Closing would be delayed past January 15, 2004.

     Section 6.03. Tax Matters. Neither the Company nor any Subsidiary shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any Subsidiary.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.01. Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as
                                                    ---------------------
promptly as practicable for the purpose of considering and taking action on this Agreement and the Transactions (the "Company Stockholders' Approval") and (ii)
                                     ------------------------------
(A) except as provided in Section 7.05(b), include in the Proxy Statement, and not subsequently withhold, withdraw, amend, change or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

     Section 7.02. Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Stockholders' Meeting (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), and Parent and the Company shall
                           ---------------
use their reasonable best efforts to have the Proxy Statement cleared by the SEC promptly after such filing. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time. If, at any time prior to the Effective Time, (i) the Company discovers any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent; and (ii) Parent discovers any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company.

     Section 7.03. Registration Statement. Parent shall promptly prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "Registration Statement") in connection with the
                         ----------------------
registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company shall each use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky Laws in connection with the issuance of Parent Common Stock in the Merger. If, at any time prior to the Effective Time, (i) the Company discovers any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Registration Statement, the Company shall promptly inform Parent; and (ii) Parent discovers any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall promptly inform the Company.

     Section 7.04. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub reasonable access at reasonable times and upon prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees or agents, may reasonably request.

          (b) From the date hereof until the Effective Time, Parent shall, and shall cause Merger Sub and the officers, directors, employees, auditors and agents of Parent and Merger Sub to, afford the officers, employees and agents of the Company reasonable access at reasonable times and upon prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Parent and Merger Sub, and shall furnish the Company with such financial, operating and other data and information as the Company, through its officers, employees or agents, may reasonably request.

          (c) All information obtained by the Company, Parent or Merger Sub pursuant to this Section 7.04 shall be subject to the Confidentiality Agreement. Parent and Merger Sub agree to be bound by the Confidentiality Agreement on the same basis as the subsidiary of Parent that is a party to the Confidentiality Agreement.

          (d) No investigation pursuant to this Section 7.04 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 7.05. No Solicitation of Transactions. (a) Prior to the termination of this Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, (i) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, an Acquisition Proposal; provided, however, that nothing
                                          --------  -------
contained in this Agreement shall prevent the Company or the Board from furnishing non-public information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (A) the Board believes in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and the Board determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would not be in the best interests of the stockholders of the Company, and (B) prior to furnishing such non-public information to, or engaging in negotiations or discussions with, such Person or entity, the Board receives from such Person or entity an executed confidentiality agreement with terms no more favorable to such party than those set forth in the Confidentiality Agreement.

          (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withhold, withdraw, amend, change or modify, in each case in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or any other Transaction, (ii) approve or recommend any Acquisition Proposal or
(iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the approval and adoption of this Agreement and the Transactions by the Company's stockholders at the Stockholders' Meeting, the Board determines in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that
(x) the Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, and (y) to do otherwise would not be in the best interests of the stockholders of the Company, after giving prior written notice to Parent and Merger Sub, the Board may withhold, withdraw, amend, change or modify its approval or recommendation of this Agreement, the Merger and/or any other Transaction and may terminate this Agreement in accordance with Section 9.01(d).

          (c) The Company shall, and shall direct its directors, officers, employees, agents or other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof.

          (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if the Board determines in good faith that it is required to do so under applicable Law after consultation with outside legal counsel; provided, however, that neither the Company nor the Board
                       --------  -------
nor any committee thereof shall, except as permitted by Section 7.05(b), withhold, withdraw, amend, change or modify its position with respect to this Agreement, the Merger or any other Transaction or approve or recommend an Acquisition Proposal, including a Superior Proposal.

          (e) The Company will promptly (but in no case later than 48 hours) notify Parent in writing of the existence of any proposal, discussion or negotiation received by the Company regarding any Acquisition Proposal, and the Company will promptly communicate to Parent the material terms of any proposal, discussion or negotiation which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials received by the Company or any of its officers, directors or other representatives describing such Acquisition Proposal) and the identity of the party making such proposal or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Parent. The Company will keep Parent reasonably informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

     Section 7.06. Employee Benefits Matters. Parent shall cause the Surviving Corporation to keep in place and to honor, in accordance with their terms, all employee benefit plans, programs and policies of the Company and its Subsidiaries in effect immediately prior to the Effective Time that are applicable to any current or former employees of the Company or any Subsidiary from the Effective Time until the earlier of (i) the first year anniversary of the Effective Time, and (ii) in the case of employee benefit plans of the Company and its Subsidiaries with renewal dates, the next renewal date with respect to such employee benefit plans. Employees of the Company or any Subsidiary shall receive credit for the purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan or program established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate
            --------  -------
to duplicate any benefit or the funding of any such benefit. Nothing in this
Section 7.06 shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, subject in any case to the terms of any applicable employment agreement. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

     Section 7.07. Directors' and Officers' Indemnification and Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each indemnification agreement in effect immediately prior to the Effective Time between the Company and each officer and director of the Company. The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the By-laws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Law.

          (b) Prior to the Effective Time, Parent shall purchase a directors' and officers' liability insurance policy in form and substance reasonably satisfactory to the Company and issued by a carrier satisfactory to the Company (the "Tail Policy") providing "tail" coverage to the Company's
                   -----------
     officers and directors with respect to matters occurring prior to the Effective Time. The Tail Policy shall (i) have a term of five years from the Effective Time; and (ii) provide no greater coverage and contain terms and conditions that are not materially more favorable than those provided by the Company's directors' and officers' liability insurance policy in effect immediately prior to the Effective Time. In no event shall the price for the Tail Policy exceed $1,000,000.

     Section 7.08. Notification of Certain Matters. Each of the Company and Parent shall provide prompt notice to the other party of the occurrence, or non-occurrence, of any event of which the Company or Parent, as applicable, has knowledge and where such occurrence or non-occurrence results in any representation or warranty contained in this Agreement being untrue or inaccurate in any material respect; provided, however, that the delivery of any
                                    --------  -------
notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter promptly make any other required submissions in any country where a merger filing or other notification is necessary or desirable, with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions on or prior to December 31, 2003, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Subsidiaries as are necessary for the consummation of such Transactions and to inform or consult with any trade unions, work councils, employee representative or any other representative body as required and to fulfill the conditions to the Merger; provided, however, that, in the event that
                                      --------  -------
the Effective Time has not occurred on or prior to December 31, 2003 despite each party's performance of its obligations pursuant to this Section 7.09(a), each party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions as promptly as practicable after December 31, 2003, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Subsidiaries as are necessary for the consummation of such Transactions and to inform or consult with any trade unions, work councils, employee representative or any other representative body as required and to fulfill the conditions to the Merger; and provided,
                                                                  --------
further, that neither Merger Sub nor Parent will be required by this Section
-------
7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

          (c) Prior to the Effective Time, the Company shall (i) make full provision in its financial statements for the write-offs set forth in
     Section 7.09(c)(i) of the Company Disclosure Schedule; and (ii) work in good faith with Parent and Merger Sub on a development plan substantially on the terms set forth in Section 7.09(c)(ii) of the Company Disclosure Schedule.

     Section 7.10. Regulatory Authorization. Parent and the Company shall, within ten business days of the execution hereof, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice
                          -----
("DOJ") their respective notification and report forms required for the
 -----
Transactions in connection therewith pursuant to the HSR Act and each agrees to file as promptly as practicable any supplemental information requested by the FTC or DOJ. Any such notification and report forms and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate in all reasonable respects with each other and the respective Governmental Authority, the FTC and the DOJ.

     Section 7.11. Public Announcements. Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the Transactions without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the Transactions, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     Section 7.12. Resignation of Officers and Directors. The Company shall obtain and deliver to Parent on or prior to the Effective Time the resignation of each officer and director of each of the Company and any Subsidiary as Parent shall request.

     Section 7.13. General Cooperation. From the date hereof through the Effective Time, and without limiting the other provisions of this Agreement, the Company and each Subsidiary shall use their good faith efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Company and each Subsidiary and Parent, in manner and scope as directed by Parent in its sole discretion. In this regard, the Company and each Subsidiary and Parent agree that they will enter into good faith discussions concerning the businesses of the Company and each Subsidiary, including (i) personnel policies and procedures;(ii) operational matters; (iii) pro forma financial projections; and (iv) potential transactions between the Company and each Subsidiary and Parent.

     Section 7.14. Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     Section 7.15. Affiliates. Within 20 days following the date of this Agreement, the Company shall cause to be delivered to Parent a letter identifying all Persons who may be deemed at the Company's Stockholders' Meeting to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as a possible "affiliate" to enter into prior to the Effective Time an agreement in form and substance reasonably acceptable to Parent pursuant to which each such Person acknowledges his responsibilities as such an "affiliate".

     Section 7.16. Plan of Reorganization. (a) From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts (i) to cause the Merger (taking into account the change in structure described in Section 7.16(b)) to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be likely to prevent the Merger (taking into account the change in structure described in Section 7.16(b)) from qualifying, as a reorganization within the meaning of Section 368(a) of the Code; and (ii) to cause outside counsel to Parent to deliver an opinion to the Company and its stockholders (in form and substance reasonably satisfactory to the Company), as promptly as practicable after the filing of the Registration Statement and prior to the Effective Time and at the Effective Time, to the effect that, for federal income tax purposes, the Merger (taking into account the change in structure described in Section 7.16(b)) will qualify as a reorganization within the meaning of Section 368(a) of the Code (the "Tax Opinion"). In the event the Merger (taking into account
                  -----------
the change in structure described in Section 7.16(b)) so qualifies, following the Effective Time, neither the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be likely to cause the Merger (taking into account the change in structure described in Section 7.16(b)) to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (b) In the event that, prior to the Effective Time, outside counsel to Parent determines that it will be able to deliver the Tax Opinion as set forth in Section 7.16(a)(ii), the parties agree that, notwithstanding anything in this Agreement to the contrary, the Merger shall be effected by means of a merger of the Company with and into Merger Sub, with the result that the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Corporation; provided, however, that no
                                                      --------  -------
     such change in structure shall be made (and no such Tax Opinion shall be delivered) in the event that effecting the Merger as set forth in this
     Section 7.16(b) would reasonably be likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

     Section 7.17. Nasdaq Quotation. Parent shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Parent with respect to such quotation.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     Section 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) Under Delaware Law, this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company.

          (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) No Action shall have been commenced by any Governmental Authority against any of the Company, Parent or Merger Sub, which Action seeks to restrain or materially and adversely alter the Transactions and is reasonably likely to render it impossible or unlawful to consummate such Transactions.

          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e) The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

          (f) The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

     Section 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

          (d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

          (e) The number of Dissenting Shares shall be less than 9% of the issued and outstanding Shares (including Shares issuable upon conversion of the Preferred Shares).

     Section 8.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the Effective Time, or as of such particular earlier date, as the case may be.

          (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

          (d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     Section 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of each of Parent, Merger Sub and the Company duly authorized by the Boards of Directors of Parent and Merger Sub and the Board, respectively;

          (b) by any of Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred on or before March 1, 2004; provided, however, that
                                                         --------- -------
the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or
(iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholders' Meeting;

          (c) by Parent if (i) the Board or any committee thereof shall have withheld, withdrawn, amended, changed or modified, in a manner adverse to Merger Sub or Parent, its approval or recommendation of this Agreement or the Transactions, or (ii) the Board shall have recommended or approved any Acquisition Proposal;

          (d) by the Company if, prior to the approval and adoption of this Agreement and the Transactions by the Company's stockholders at the Stockholders' Meeting, the Board determines in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that, in order to enter into a definitive agreement with respect to a Superior Proposal, such termination is in the best interests of the stockholders of the Company, upon two Business Days' prior written notice to Parent, setting forth in reasonable detail the identity of the Person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such two Business Day period; provided, however, that any
                                               --------  -------
termination of this Agreement pursuant to this Section 9.01(d) shall not be effective until the Company has made full payment of the Fee and Expenses; or

          (e) by the Company, if the Parent Mean Price at the Effective Time would be less than $8.50 per share; provided, however, that the right to
                                    --------  -------
terminate this Agreement under this Section 9.01(e) shall not be available if Parent agrees in writing that, in such event and notwithstanding anything to the contrary in Section 2.04(a)(i), the Exchange Ratio shall be determined by dividing $14.00 by the Parent Mean Price and rounding the result to the nearest one thousandth of a share; and provided, further, that any termination by the Company pursuant to this Section 9.01(e) shall not be deemed to be a withholding, withdrawal, amendment, change or modification, in a manner adverse to Merger Sub or Parent, of the Board's approval or recommendation of this Agreement, the Merger or any other Transaction.

     Section 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(a) as set forth in Section 9.03 and (b) that nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive
             --------  -------
any termination of this Agreement.

     Section 9.03. Fees and Expenses.

(a)  In the event that

     (i)  this Agreement is terminated by Parent pursuant to Section 9.01(c), or

     (ii) any Person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) this Agreement and the Merger shall not have been approved and adopted at the Stockholders' Meeting in accordance with Delaware Law by the Company's stockholders and (B) this Agreement shall have been terminated by Parent, Merger Sub or the Company pursuant to Section 9.01(b)(iii), the Company shall pay to Parent all of the charges and expenses (including fees and expenses of Parent's attorneys, accountants and advisors) incurred by Parent and Merger Sub in connection with this Agreement and the Transactions (the "Expenses"); provided, however, that in no event shall
                        --------    --------  -------
     the Expenses for purposes of this Section 9.03 be in excess of $750,000; and provided, further, that such Expenses shall be paid, in immediately
         --------  -------
     available funds, no later than two Business Days after receipt by the Company of reasonable documentation with respect to such Expenses.

          (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.01(c); and (ii) the Company enters into, or submits to the stockholders of the Company for approval, an agreement with respect to, an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after such termination of this Agreement, in addition to the Expenses paid in accordance with Section 9.03(a), the Company shall pay Parent promptly (but in no event later than two Business Days after receipt by the Company of a request for payment from Parent following the first occurrence of an event described in clause (ii) of this Section 9.03(b)), in immediately available funds, a fee of $1,350,000 (the "Fee").
                                           ---

          (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(d), the Company shall pay Parent (i) the Fee (which Fee shall be paid concurrently with such termination), and (ii) the Expenses (which Expenses shall be paid no later than two Business Days after receipt by the Company of reasonable documentation thereof), in each case in immediately available funds.

          (d) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement, the Stockholder Agreements and the other Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the filing fee in connection with the HSR Act and the expenses incurred in connection with the Tax Opinion and the filing, printing and mailing of the Registration Statement and the Proxy Statement shall be shared equally by the Company and Parent.

          (e) In the event that the Company shall fail to pay the Fee when due, the term "Fee" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1%.

          (f) The Company acknowledges that the agreements contained in this
Section 9.03 are an integral part of this Agreement and the Transactions, and that, without these agreements, Parent and the Merger Sub would not enter into this Agreement.

     Section 9.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of Parent and the respective Boards of Directors of Merger Sub and the Company at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement, the Merger and the other Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     Section 9.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X
                               GENERAL PROVISIONS

     Section 10.01. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given upon receipt by the receiving party at the address or facsimile number below for such party:

                  if to Parent or Merger Sub:

                           chinadotcom corporation
                           34/F Citicorp Centre
                           18 Whitfield Road
                           Causeway Bay
                           Hong Kong
                           Telecopier No:011-852-2237-7227
                           Attention: General Counsel

                  with a copy to:

                           Milbank, Tweed, Hadley & McCloy LLP
                           1 Chase Manhattan Plaza
                           New York, NY 10005
                           Telecopier No:(212) 530-5219
                           Attention: Mark L. Weissler

                  if to the Company:

                           Ross Systems, Inc.
                           Two Concourse Parkway
                           Suite 800
                           Atlanta, Georgia 30328
                           Telecopier No:(770) 351-9506
                           Attention: Robert B. Webster

                  with a copy to:

                           King & Spalding LLP
                           191 Peachtree Street
                           Atlanta, Georgia  30303-1763
                           Telecopier No:(404) 572-5100
                           Attention: William Roche, Esq.

     Section 10.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     Section 10.03. Entire Agreement; Assignment. This Agreement and the Disclosure Schedules, and the Stockholder Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     Section 10.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     Section 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

     Section 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State.

     Section 10.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

     Section 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Merger Agreement IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           CHINADOTCOM CORPORATION



                           By:   /s/ Daniel Widdicombe
                                 -----------------------------------------------
                                 Name: Daniel Widdicombe
                                 Title:Chief Financial Officer



                           CDC SOFTWARE HOLDINGS, INC.


                           By:   /s/ Daniel Widdicombe
                                 -----------------------------------------------
                                 Name:  Daniel Widdicombe
                                 Title: Director


                           ROSS SYSTEMS, INC.


                           By:   /s/ J. Patrick Tinley
                                 -----------------------------------------------
                                 Name:  J. Patrick Tinley
                                 Title: Chief Executive Officer

                                   Schedule I


                             Principal Stockholders


Benjamin W. Griffith III
J. Patrick Tinley
Robert B. Webster
Verome M. Johnston

                                   Schedule II

                         Certain Officers of the Company

J. Patrick Tinley
Robert B. Webster